SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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INFONET SERVICES CORPORATION

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INFONET SERVICES CORPORATION

July 22, 2004

Dear Stockholder:

You are cordially invited to attend the 2004 annual meeting of stockholders of Infonet Services Corporation to be held on September 14, 2004 at 10:00 a.m., local time, at the Manhattan Beach Marriott located at 1400 Parkview Avenue, Manhattan Beach, California 90266.

Information about the meeting and the various matters on which the stockholders will act is included in the Notice of Annual Meeting of Stockholders and Proxy Statement that follow. Also included is a Proxy Card and postage paid return envelope.

It is important that your shares be represented at the meeting. Whether or not you plan to attend, we hope that you will complete and return your Proxy Card in the enclosed envelope as promptly as possible. If you attend the annual meeting, you may, if you wish, withdraw your proxy and vote in person.

We thank you for your attention to these matters.

Sincerely,

JOSÉ A. COLLAZO

Chairman of the Board, CEO and President

INFONET SERVICES CORPORATION

2160 East Grand Avenue

El Segundo, California 90245

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held September 14, 2004

INFONET SERVICES CORPORATION:  To our stockholders

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders, referred to as the Annual Meeting, of Infonet Services Corporation, a Delaware corporation, will be held at the Manhattan Beach Marriott located at 1400 Parkview Avenue, Manhattan Beach, California 90266, on September 14, 2004, at 10:00 a.m., local time, for the following purposes:

1.	To elect eleven directors to serve until the annual meeting of stockholders in the year 2005 and until their successors are duly elected and qualified; and

2.	To transact such other business as may properly come before the meeting or any adjournment(s) or postponement(s) of the Annual Meeting.

Following the Annual Meeting, management will report on the activities of Infonet. A discussion period is planned to provide stockholders the opportunity to ask questions and make appropriate comments.

The Board of Directors has fixed the close of business on July 16, 2004 as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement of the meeting. A list of stockholders will be available for inspection at our offices located at 2160 East Grand Avenue, El Segundo, California 90245, at least ten days prior to the Annual Meeting.

Stockholders are cordially invited to attend the Annual Meeting in person. If you plan to be present, please notify the undersigned so that identification can be prepared for you. Whether or not you plan to attend the Annual Meeting, please execute, date and return promptly the enclosed Proxy Card. A return envelope is enclosed for your convenience and requires no postage for mailing in the United States. If you are present at the Annual Meeting you may, if you wish, withdraw your proxy and vote in person. Thank you for your interest and consideration.

By Order of the Board of Directors,

Paul A. Galleberg

Senior Vice President, General Counsel and Secretary

El Segundo, California

July 22, 2004

YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

2160 East Grand Avenue

El Segundo, California 90245

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

SEPTEMBER 14, 2004

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Infonet Services Corporation, a Delaware corporation, of proxies from the holders of our issued and outstanding Class B common shares of stock, $.01 par value per share (the “Class B common shares”) and our issued and outstanding Class A common shares of stock, $.01 par value per share (the “Class A common shares”, and together with our Class B common shares, the “Common Shares”), to be exercised at the annual meeting of stockholders, referred to as the Annual Meeting, to be held on September 14, 2004 at the Manhattan Beach Marriott located at 1400 Parkview Avenue, Manhattan Beach, California 90266 at 10:00 a.m., local time, and at any adjournment or postponement of the meeting for the purposes set forth in the accompanying Notice of Annual Meeting. The terms “Infonet”, “us”, “we” and “our” as used in this statement refer to Infonet Services Corporation.

This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about July 28, 2004.

At the Annual Meeting, our stockholders will be asked to consider and vote upon the following proposals:

1.	To elect eleven directors to serve until the annual meeting of stockholders in the year 2005 and until their successors are duly elected and qualified; and

2.	To transact such other business as may properly come before the meeting or any adjournment(s) or postponement(s) of the Annual Meeting.

Only the holders of record of our Common Shares at the close of business on July 16, 2004, referred to as the Record Date, are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. Each Class B common share is entitled to one vote on all matters, while each Class A common share is entitled to ten votes on all matters, except that the Class B common shares, voting separately as a class, shall have the right to elect two of our directors and the Class A common shares will not vote with respect to these directors. The nominees to be elected as directors by the Class B common shares are referred to in this proxy statement as the Class B common shares nominees. As of the Record Date, 463,714,212 of our Common Shares representing 1,916,344,434 votes were outstanding, which consists of 161,403,358 of our Class A common shares outstanding representing 1,614,033,580 votes and 302,310,854 of our Class B common shares outstanding representing 302,310,854 votes. A majority of the Common Share votes outstanding at the Record Date must be represented at the Annual Meeting in person or by proxy to constitute a quorum for the transaction of business at the Annual Meeting, except that a majority of the Class B common shares outstanding at the Record Date must be represented at the Annual Meeting in person or by proxy to constitute a quorum for the election of the Class B common shares nominees. Abstentions and broker non-votes (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not instructed or authorized to vote on a particular proposal) will count toward the presence of a quorum.

The Common Shares represented by all properly executed proxies returned to us will be voted at the Annual Meeting as instructed or, if no instruction is given, they will be voted FOR each of our director nominees for which the stockholder executing the proxy is entitled to vote. As to any other business that properly comes before the Annual Meeting, all properly executed proxies will be voted by the persons named therein in accordance with their discretion. We do not presently know of any other business that may properly come before the Annual Meeting. Any record holder giving a proxy has the right to revoke it at any time before it is exercised at the Annual Meeting: (a) by filing with our Secretary a duly signed revocation or a proxy bearing a later date or (b) by electing to vote in person at the Annual Meeting. Mere attendance at the Annual Meeting will not revoke a proxy.

Please note that if your shares are held of record by a broker, bank or other nominee, and you decide to attend and vote at the Annual Meeting, your vote in person at the Annual Meeting will not be effective unless you have obtained and present a proxy issued in your name from the record holder, your broker. If your shares are held in the name of a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your bank, broker or other record holder.

If the Annual Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Annual Meeting all proxies will be voted in the same manner as those proxies would have been voted at the original convening of the Annual Meeting (except for any proxies that were effectively revoked or withdrawn prior to the reconvened Annual Meeting).

We will bear the cost of soliciting proxies from our stockholders. In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, electronic mail or otherwise. Those directors, officers and employees of Infonet will not be additionally compensated for any solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Brokerage firms, fiduciaries and other custodians who forward soliciting material to the beneficial owners of Common Shares held of record by them will be reimbursed for their reasonable expenses incurred in forwarding the material.

Our Class B common shares are traded on the New York Stock Exchange, or NYSE, under the ticker symbol “IN.” On July 16, 2004, the closing price for our Class B common shares on the NYSE was $1.60 per share.

Only one copy of this proxy statement is being delivered to multiple holders of our Common Shares who share an address, unless we have received contrary instructions from one or more of such holders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement to a holder of Common Shares at a shared address to which a single copy of this proxy statement was delivered. Security holders that wish to make such a request, or wish to receive a separate proxy statement in the future, should write to us at our principal executive offices at 2160 East Grand Avenue, El Segundo, California 90245, Attn: Investor Relations or call (310) 335-2181. If you share an address with another holder of Common Shares and are receiving multiple copies of this proxy statement you may also contact us to request that we deliver a single copy of future proxy statements and annual reports.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT. IF ANY REPRESENTATION OR INFORMATION IS GIVEN OR MADE, YOU MUST NOT RELY ON THAT INFORMATION AS HAVING BEEN AUTHORIZED BY US AND THE DELIVERY OF THIS PROXY STATEMENT UNDER NO CIRCUMSTANCES SHALL CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF INFONET SINCE THE DATE HEREOF.

The date of this proxy statement is July 22, 2004.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our restated certificate of incorporation provides that the authorized number of directors will be between seven and twelve, with the exact number to be determined by a majority of our Board of Directors, or Board. Our Board has set the authorized number of directors on our Board at eleven.

Under our stockholders agreement with holders of our Class A common shares, referred to as our stockholders agreement, each of the six holders of our Class A common shares is currently entitled to designate one director to be nominated to serve on our Board. These holders have also agreed to vote their Class A common shares in favor of the directors designated by the other holders of Class A common shares and for our president, currently José A. Collazo, as a director. Accordingly, each holder of our Class A common shares is committed to vote all of its Common Shares in favor of the election of seven of our eleven directors. See “Certain Relationships and Related Transactions—Stockholders Agreement” for more information regarding our stockholders agreement. Pursuant to the stockholders agreement, our current directors John Allerton, Eric M. de Jong, Per-Eric Fylking, Yuzo Mori, Hanspeter Quadri and José Manuel Santero have been designated as nominees for re-election at the annual meeting by Telstra Corporation Limited, KPN Telecom B.V., TeliaSonera AB, KDDI Corporation, Swisscom AG and Telefónica International Holding B.V., respectively.

Our Board has nominated each of our eleven current directors for re-election to the Board. Our restated certificate of incorporation reserves two independent directors for election by the Class B common shares voting alone. Timothy P. Hartman and Matthew J. O’Rourke have been nominated as such independent directors, and are referred to as the Class B common shares nominees. The remaining nine director nominees are elected by the Class A common shares and Class B common shares voting together, and are referred to as the Common Shares nominees. At each annual meeting of stockholders, nominees are elected to serve until the next annual meeting of stockholders. Our directors may be removed, with or without cause, by the affirmative vote of the holders of two-thirds of the voting power of the then outstanding Class A common shares and Class B common shares, voting together as a single class.

Except where otherwise instructed, proxies solicited by this proxy statement will be voted FOR the election of each of the Board’s nominees listed below for which the stockholders executing the proxies are entitled to vote.

Each nominee has consented to be named in this proxy statement and to serve as a director if elected. The following information relating to the nominees for election as director has been furnished to us by the respective individuals. There are no family relationships among any of our directors and executive officers.

Nominees for Director

Name	Age	Title
José A. Collazo	60	President, Chief Executive Officer, Chairman of the Board of Directors, Common Shares nominee
John Allerton	47	Director, Common Shares nominee
Bruce A. Beda	63	Director, Common Shares nominee
Eric M. de Jong	55	Director, Common Shares nominee
Per-Eric Fylking	65	Director, Common Shares nominee
Peter G. Hanelt	59	Director, Common Shares nominee
Timothy P. Hartman	65	Director, Class B common shares nominee
Yuzo Mori	48	Director, Common Shares nominee
Matthew J. O’Rourke	66	Director, Class B common shares nominee
Hanspeter Quadri	50	Director, Common Shares nominee
José Manuel Santero	37	Director, Common Shares nominee

José A. Collazo has served as our President, Chief Executive Officer and Chairman of the Board since our incorporation in 1988. From 1967 to 1988, Mr. Collazo held several management positions at Computer Sciences Corporation, an information technology service provider, including President of the International Division and head of global network services. Mr. Collazo is on the Pepperdine University Board of Regents.

John Allerton has been a member of our Board since May 2003. He is currently Managing Director, Corporate Development of Telstra Corporation Limited, an Australian telecommunications company and one of our major stockholders, where he has been employed since July 2001. Mr. Allerton was a Partner with the accounting firm of Ernst & Young and then with the accounting firm of KPMG, LLP from 1998 to June 2001.

Bruce A. Beda has been a member of our Board since August 2003. Mr. Beda has been the Chief Executive Officer of Orion Partners, LLC, a private investment and consulting company, since 1996 and the Chief Executive Officer of Kilbourn Capital Management, LLC, a financial asset manager, since 2001. Mr. Beda also serves on the Board of Directors and as the Chairman of the Audit Committee of Stifel Financial Corp., a financial services company.

Eric M. de Jong has been a member of our Board since 1999. Since 2001, he has served as the Director International Participations of Royal KPN N.V., a Dutch telecommunications company and an affiliate of one of our major stockholders. Prior to this time, he was Director Partnership Management of KPN International, Director of Strategy and Director of KPN in charge of the telecommunications development of the Amsterdam airport area. Mr. de Jong is, among others, a member of the Supervisory Board of AUCS (see “Certain Relationships and Related Transactions—Commercial Contracts with Related Parties”); a member of the Supervisory Board of Xantic B.V., a privately held Dutch satellite communications company; Chairman of the Board of Directors of Pantel RT, a privately held telecommunications company; and was until early March 2004, a member of the Board of Directors of People’s Telephone Company Ltd., a privately held mobile communications company.

Per-Eric Fylking has been a member of our Board since August 2002. In 2000, Mr. Fylking retired from Telia AB, a Swedish telecommunications company that was, both before and after its merger in 2002 with Finnish telecommunications company Sonera AB, one of our major stockholders. From 1995 to 2000, he was the head of mergers and acquisitions for, and a director of, Telia AB. Since his retirement, Mr. Fylking has been engaged as an independent business consultant by various companies, including TeliaSonera AB, the company formed in the merger between Telia AB and Sonera AB.

Peter G. Hanelt has been a member of our Board since August 2003. Mr. Hanelt is currently a business consultant. From 2001 to 2003, he was Chief Operating Officer and Chief Restructuring Officer of Good Guys, Inc., a consumer electronics retailer. Prior to that, Mr. Hanelt was affiliated with Natural Wonders, Inc., a national retailing company. Mr. Hanelt initially served on the Board of Directors of Natural Wonders in 1998 when he was recruited to help reverse consistently declining sales and profits. Following the 1998 resignation of Natural Wonders’ Chief Financial Officer and Chief Executive Officer, Mr. Hanelt was appointed to both positions where he served until 2000 and 2001, respectively. Following a poor holiday season and unsuccessful attempts to sell the company, Natural Wonders filed a voluntary bankruptcy petition under Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the Northern District of California, Oakland Division, on December 17, 2000. From 1997 to 2000, Mr. Hanelt also served with Regent Pacific, a company specializing in senior executive assignments, where he provided business development and financial advisory services to client companies. Mr. Hanelt is currently a member of the Board of Directors of the following companies: Shoe Pavilion, Inc., a shoe retailer, where he serves as the chairman of both the Audit Committee and the Compensation Committee; Patelco Credit Union, a privately held credit union; and Interhealth Nutraceuticals, Inc., a privately held international nutraceutical product wholesaler. Although not on the board of directors, Mr. Hanelt is a member of the Audit Committee of Catholic Heathcare West, a privately held not-for-profit hospital healthcare system.

Timothy P. Hartman has been a member of our Board since 2000. He was Chairman of NationsBank of Texas until his retirement in June 1996, and also was a director and Vice Chairman of its parent corporation until he retired in 1994. Before joining the NationsBank organization in 1982, Mr. Hartman was the Chief Financial Officer of Baldwin-United Corporation, a diversified financial services company, with which he was associated from 1963 through 1981. From 2002 until May 1, 2003, Mr. Hartman was also a director of Kookmin Bank, a Korean Bank.

Yuzo Mori has been a member of our Board since May 2002. Since September 2001, Mr. Mori has served as General Manager of the Global Business Division of KDDI Corporation, a Japanese telecommunications company and one of our major stockholders. Prior to his current position, Mr. Mori held several other positions with KDDI Corporation and its predecessor KDD Corporation, including Senior Manager, Overseas Group Business from October 2000 until September 2001, Director in charge of Group Finance, Global Business Development from March until September 2000; Deputy Director (and later Senior Deputy Director), Carrier Business Group from 1999 until February 2000; Deputy Director, Americas, Europe, Middle East & Africa from 1997 to 1999; and Head of Kyoto Regional Office from 1995 to 1997.

Matthew J. O’Rourke has been a member of our Board since 2000. He was a partner with the accounting firm Price Waterhouse LLP from 1972 until his retirement in June 1996. Prior to his retirement, he served as Managing Partner at Price Waterhouse’s New York National Office from 1994 to 1996 and as Managing Partner for Northern California from 1988 to 1994. Since his retirement, Mr. O’Rourke has been engaged as an independent business consultant. Mr. O’Rourke is also a member of the Board of Directors, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee of LSI Logic Corporation, a semi-conductor products and storage systems designer and manufacturer, and of the Board of Directors of Engenio Information Technologies, Inc., a subsidiary of LSI Logic Corporation.

Hanspeter Quadri has been a member of our Board since February 2002. Since 2001, Mr. Quadri has served as the Chief Executive Officer of Swisscom Enterprise Solutions, the group company responsible for business customers within Swisscom, Ltd. Group. Swisscom, Ltd. recently announced that this group company will merge with another Swisscom division as of January 1, 2005 and that Mr. Quadri will assume a new position within Swisscom, Ltd. at that time. Swisscom, Ltd. is a Swiss telecommunications company and one of our major stockholders. Before assuming his current position, Mr. Quadri was head of Large Accounts (and later on Major Accounts) within the former Marketing & Sales Division of Swisscom Ltd. from 1999 to 2000. Prior to joining Swisscom, Mr. Quadri was head of IBM Networking Systems, Central Region (IBM EMEA) and a member of the Management Board of IBM System EMEA from 1997 to 1999. Previously he served as head of IBM Software Business Unit at IBM Switzerland from 1995 to 1996. Mr. Quadri is also Chairman of the Board of Infonet Switzerland Ltd.

José Manuel Santero has been a member of our Board since August 2001. Since 2000, Mr. Santero has served as the Mergers and Acquisitions General Manager of Telefónica DataCorp, a Spanish telecommunications company and an affiliate of one of our major stockholders. From 1992 to 1998, he served as the Director of Investments Analysis of Telefónica International, serving as General Manager of Investments and Controller of Telefónica International between 1999 and 2000.

Vote Required and Board Recommendation

Common Shares nominees.    The nine Common Shares nominees will be elected by a favorable vote of a plurality of all Common Share votes cast at a meeting at which a quorum is present. For purposes of the election of the Common Shares nominees, abstentions will count toward calculation of a quorum but will not be counted as votes cast and will have no effect on the results of the vote. Because the election of directors is a matter on which a broker or other nominee has discretionary voting authority, no broker non-votes will result from this proposal.

Unless instructed to the contrary, the shares represented by all properly executed proxies will be voted FOR the election of all of the Common Shares nominees named above.

Class B common shares nominees.    The two Class B common shares nominees will be elected by a favorable vote of a plurality of all Class B common share votes cast at a meeting at which a quorum is present. For purposes of the election of the Class B common shares nominees, abstentions will count toward calculation of a quorum but will not be counted as votes cast and will have no effect on the results of the vote. Because the election of directors is a matter on which a broker or other nominee has discretionary voting authority, no broker non-votes will result from this proposal.

Unless instructed to the contrary, the Class B common shares represented by all properly executed proxies will be voted FOR the election of both of the Class B common shares nominees named above.

The Board unanimously recommends a vote “FOR” the election of each of the director nominees to serve until the annual meeting of stockholders to be held in the year 2005 and until their successors are duly elected and qualified.

CORPORATE GOVERNANCE AND RELATED MATTERS

Corporate Governance Guidelines

Our Board has adopted the Infonet Services Corporation Corporate Governance Guidelines to address significant corporate governance issues. The guidelines are available on our website, www.infonet.com, under Corporate Governance in the Investor Relations section. The information on our website is not incorporated by reference in this proxy statement. A printed copy of the guidelines will be provided without charge upon written request to our Secretary at Infonet Services Corporation, 2160 East Grand Avenue, El Segundo, California 90245. The guidelines provide a framework for our corporate governance initiatives and cover topics such as board size and composition, selection and orientation of new directors, board communication with stockholders and other interested parties, management succession and board committee matters. Our Nominating and Corporate Governance Committee is responsible for overseeing and reviewing the corporate governance guidelines and recommending to the Board any changes to the guidelines.

Our corporate governance guidelines provide that a majority of the members of our Board must meet the qualification requirements for being an “independent director” under the corporate governance listing standards of the NYSE, including the requirement that the Board must have affirmatively determined that the director has no material relationship with Infonet, either directly or as a partner, stockholder, or officer of an organization that has a relationship with us. To guide its determination of whether a director is independent, our Board has adopted the following categorical standards:

•	A director will not be independent if, within the preceding three years:

•	the director was employed by us;

•	an immediate family member of the director was employed by us as an executive officer;

•	the director was employed by or affiliated with our independent auditors;

•	an immediate family member of the director was affiliated with or employed by our independent auditors in a professional capacity;

•	the director, or a member of the director’s immediate family, has received more than $100,000 per year in direct compensation from us, other than directors and committee fees and pension or other forms of deferred compensation for prior service not contingent on continued service; or

•	an executive officer of Infonet was on the board of directors of a company which employed the director, or which employed an immediate family member of the director as an officer.

•	The following commercial and charitable relationships will not be considered material relationships that would impair a director’s independence:

•	a relationship, from which a director derives no special personal benefit, with an organization (including subsidiaries and parents of such an organization) that consists of:

•	ownership of thirty-five percent or less of our outstanding common stock by the other organization and its affiliates;

•	the possession by the other organization and its affiliates of thirty-five percent or less of the total voting power of our outstanding common stock; and/or

•	the receipt of payments from, or the making of payments to, us in the prior fiscal year not exceeding the greater of $1 million or one percent of the other organization’s (including its affiliates’) consolidated gross revenues for its most recent fiscal year;

•	if a director is an executive officer of another company that is indebted to us, or to which we are indebted, and the total amount of either company’s indebtedness to the other is less than one percent of the total consolidated assets of the company the director serves as an executive officer; and

•	if a director serves as an officer, director or trustee of a charitable organization, and our discretionary charitable contributions to the organization are less than one percent of such organization’s total annual charitable receipts.

•	For relationships that do not fall within the specific categories described above, the directors who are otherwise independent under the guidelines shall determine whether a relationship is material and, therefore, whether the director would be independent. The Board’s determination of the independence of a director shall be made from time to time as appropriate, including as necessary when naming director nominees for election by our stockholders.

After applying the standards set forth in our corporate governance guidelines, our Board has determined that none of Messrs. Allerton, Beda, Fylking, Hanelt, Hartman, Mori, O’Rourke or Santero has any material relationship with Infonet and that each is independent under the categorical standards in our corporate governance guidelines and the applicable requirements of the NYSE.

Stipulation of Settlement

On January 22, 2004, a Stipulation of Settlement in the case Benny v. Collazo et. al, No. BC 269140, was approved by the Los Angeles County Superior Court. Pursuant to the stipulation, we have agreed to implement certain corporate governance measures and to keep such measures in effect for no less than five years.

Among the conditions of the stipulation is that by the end of 2003 our Board would consist of 11 members, at least four of whom shall be “independent” as defined in the stipulation. The definition of “independent” under the stipulation differs in some ways from the definition of “independent” under our categorical standards. A copy of the stipulation is available on our website, www.infonet.com, under Corporate Governance in the Investor Relations section. The information on our website is not incorporated by reference in this proxy statement. Our Board has determined that at least four of our directors are independent as required under and as defined in the stipulation, and has selected Mr. Hartman as the lead independent director among the directors who are independent under the standard set forth in the stipulation.

Codes of Conduct

We have adopted a worldwide code of conduct, the Infonet Code of Ethics and Standards of Business Conduct, which is designed to help our officers, directors and employees resolve ethical issues that they may encounter in today’s complex business environment. Our Board has also adopted a Code of Ethics Applicable to Senior Executives that is applicable to our Chief Executive Officer, our Chief Financial Officer, our Controller and our Assistant Treasurer. Copies of these codes of conduct are available on our website, www.infonet.com, under Corporate Governance in the Investor Relations section; a printed copy of each will be provided without charge upon written request to our Secretary at Infonet Services Corporation, 2160 East Grand Avenue, El Segundo, California 90245. We intend to post on our website amendments to or waivers of the provisions of these codes of conduct, if any, made with respect to any of our directors or executive officers; however, the information on our website is not incorporated by reference in this proxy statement.

Meetings of Non-Management and Independent Directors

To promote open communication among all members of our Board, our non-management directors (which include all of our directors other than Mr. Collazo) meet together periodically without management participation. During times in which any of our non-management directors are not independent under the applicable requirements of the NYSE, our corporate governance guidelines or the stipulation of settlement, our independent directors also meet periodically without the participation of the non-independent directors or management.

At each respective meeting of our non-management directors or of those directors who are independent under the applicable standards, the directors attending such meeting determine which of our directors will act as the presiding director of that meeting.

Contacting our Board

Our stockholders and other interested parties who wish to communicate with our non-management directors may send written correspondence addressed to our non-management directors, care of Secretary, Infonet Services Corporation, 2160 East Grand Avenue, El Segundo, California 90245. All written correspondence addressed to our non-management directors will be forwarded promptly by our Secretary to the non-management directors to whom it is addressed. Stockholders and other interested parties may also send email to our non-management directors as a group at directors@infonet.com, an email address to which all of our directors other than Mr. Collazo have unlimited direct access. Our senior management will review email messages sent to this account and will prepare periodic summaries of the messages for our Board. However, our senior management will not have the right or ability to delete or revise any emails sent to this email address.

Employee complaints regarding internal accounting controls or questionable accounting or auditing matters may be submitted anonymously and confidentially through Infonet’s Values Line by calling 1-888-475-8376. Any complaints or reports will be received by Global Compliance Service, an independent, third-party service provider that prepares and forwards summaries of complaints, if any, to the members of our Audit Committee.

BOARD OF DIRECTORS, MEETINGS AND ATTENDANCE

Our Board held seven meetings during our last full fiscal year. All directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board while they were on the Board and (ii) the total number of meetings of the Committees of the Board on which those directors served. Although we have no policy with regard to Board members’ attendance at our annual meetings of stockholders, we invite and encourage Board members who are able to attend to do so. Each of our directors other than Mr. Quadri attended our 2003 annual meeting of stockholders.

Committees of the Board of Directors

The Audit Committee of our Board was established in 1988 and reviews, acts on and reports to our Board with respect to various auditing and accounting matters, including the appointment of our independent auditors, the scope of the annual audits, fees to be paid to the independent auditors, the performance of our independent auditors and our accounting practices. The Audit Committee is currently comprised of Messrs. O’Rourke (chairman), Beda and Hanelt, each of whom is independent and meets all requirements under the applicable standards of the SEC and the NYSE and our corporate governance guidelines. Our Board has determined that the chairman of our Audit Committee, Mr. O’Rourke, meets the definition of an audit committee financial expert within the meaning of the applicable SEC rules and regulations. Our Audit Committee met twelve times during the fiscal year ended April 2, 2004.

The Compensation Committee of our Board was established in 1988 and determines the salaries, benefits and stock based awards for our corporate officers and directors, including our Chief Executive Officer, and oversees the salaries, benefits and stock based awards for our other senior employees and consultants. The members of the Compensation Committee are Messrs. Hartman (chairman), Beda and Hanelt, each of whom has been determined by our Board to be independent under the applicable standards of the NYSE and our corporate governance guidelines. The Compensation Committee met eight times during the fiscal year ended April 2, 2004.

The Nominating and Corporate Governance Committee of our Board was first established during the fiscal year ended March 28, 2003. The committee’s nominating duties include locating and evaluating potential candidates for election to our Board and recommending qualified director nominees for approval by our Board and our stockholders. The committee will consider nominees recommended by stockholders in accordance with the procedures described herein under “Other Matters—Stockholder Proposals for 2005 Annual Meeting.” Nominees for director are located, evaluated and recruited by the committee, in consultation with the Chairman of our Board, our Chief Executive Officer and our lead independent director, and are recommended on the basis of their character, wisdom, independence, judgment, ability to make independent analytical inquiries, business experiences, understanding of our business environment, time commitment and acumen, and other criteria established by the committee. Potential directors recommended by our stockholders are evaluated under the same criteria. As needed, the committee may retain search firms to assist in locating qualified candidates. Under our stockholders agreement, six of our eleven directors are designated for nomination by holders of our Class A common stock and are not recommended for election by the Nominating and Corporate Governance Committee. See “Certain Relationships and Related Transactions—Stockholders Agreement”. The committee’s corporate governance duties include reviewing and recommending to the Board any changes to our certificate of incorporation or bylaws; periodically reviewing our corporate governance guidelines and other corporate governance policies; and overseeing an annual review of our Code of Ethics and Standards of Business Conduct and our Code of Ethics Applicable to Senior Executives described in “Corporate Governance and Related Matters—Codes of Conduct.” The Nominating and Corporate Governance Committee also considers and makes recommendations to the Board concerning the size and composition of the Board; reviews and reports to the Board on the current Board committee structure and membership; and will oversee an annual self-evaluation by the Board of its performance. The Nominating and Corporate Governance Committee is currently comprised of Messrs. O’Rourke (chairman), Allerton and Hanelt, each of whom has been determined by our Board to be independent under the applicable standards of the NYSE and our corporate governance guidelines. The Nominating and Corporate Governance Committee met three times in the fiscal year ended April 2, 2004.

Our Board has adopted charters for each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each of these charters is available on our website, www.infonet.com, under Corporate Governance in the Investor Relations section. The information on our website is not incorporated by reference into this proxy statement. A printed copy of each charter will be provided without charge upon written request to our Secretary at Infonet Services Corporation, 2160 East Grand Avenue, El Segundo, California 90245. A copy of our Audit Committee Charter is attached to this proxy statement as Annex A.

Our Board maintains other committees of our Board and from time to time may establish new committees as it deems appropriate.

Compensation of Directors

For the fiscal year ended April 2, 2004, our non-employee directors received an annual retainer of $35,000 and a $2,000 fee per Board meeting attended, as well as meeting payments for work and attendance at sessions which are substantially equivalent to, or require preparation equivalent to, committee meetings. Non-employee directors who are members of Board committees also received $2,000 per committee meeting attended. In addition, the chair of each Board committee received an annual retainer of $5,000, except for the Chair of our Audit Committee and the Chair of our Compensation Committee, who received annual retainers of $30,000 and $10,000, respectively. Our lead independent director under the stipulation of settlement received an annual retainer of $10,000. All directors were reimbursed for their out-of-pocket expenses incurred in serving on the Board or any committee thereof.

During the fiscal year ended April 2, 2004, certain of our non-employee directors received stock options for their services as directors, as shown in the table set forth below. Upon his appointment to the Board in May 2003, Mr. Allerton received 60,000 stock options, and at the 2003 Annual Meeting, Mr. Allerton, along with each of the other continuing directors, received 45,000 stock options. Upon their election to the Board at the 2003 Annual Meeting, each of Messrs. Beda and Hanelt received 60,000 stock options, as indicated in the table below. Except as otherwise indicated, all option grants were made under our 2003 Incentive Award Plan, vested immediately and have an exercise price equal to or greater than the fair market value of our Class B common shares on the date of grant. Mr. Mori was eligible to receive 45,000 options but declined the grant of options to him due to the policies of his employer. Mr. Mori has also renounced all future option grants which may be offered to him by us.

Name	Number of Common Shares underlying options granted(#)		Exercise Price Per Share	Expiration Date
John Allerton	60,000	(1)	$1.51	5/6/2013
	45,000	(1)	$1.53	8/18/2013
Bruce A. Beda	60,000		$1.53	8/18/2013
Eric M. de Jong	45,000		$1.53	8/18/2013
Per-Eric Fylking	45,000		$1.53	8/18/2013
Peter G. Hanelt	60,000		$1.53	8/18/2013
Timothy P. Hartman	45,000		$1.53	8/18/2013
Matthew J. O’Rourke	45,000		$1.53	8/18/2013
Hanspeter Quadri	45,000		$1.53	8/18/2013
José Manuel Santero	45,000		$1.53	8/18/2013

(1)	Due to the policies of his employer, Telstra Corporation Limited, Mr. Allerton disclaims any personal pecuniary interest in any options granted to him. Mr. Allerton has informed us that such pecuniary interest is held by his employer.

Each of our non-employee directors elected to serve at the Annual Meeting, other than Mr. Mori (who does not accept option grants due to the policies of KDDI Corporation), will receive 45,000 options under our 2003 Incentive Award Plan on the date of the Annual Meeting for their services as continuing directors. These options will vest immediately and will have an exercise price equal to or greater than the fair market value of our Class B common shares at the time of grant.

EXECUTIVE OFFICERS

The following is a biographical summary of the experience of our executive officers. Biographical information with respect to Mr. Collazo is set forth above under “Nominees for Director.”

Akbar H. Firdosy, 57, has served as our Vice President and Chief Financial Officer since 1995. From 1988 to 1995, Mr. Firdosy served as our Controller. Mr. Firdosy has been with us since our incorporation in 1988 and has thirty-three years of accounting and finance experience.

Paul A. Galleberg, 44, is a Senior Vice President and has served as our General Counsel and Secretary since November 2000, after joining us as Assistant General Counsel in August 2000. From 1994 until he joined us, Mr. Galleberg was a partner at the international law firm Latham & Watkins, after becoming associated with that firm in 1986.

John C. Hoffman, 57, has served as our Executive Vice President, Communications Sales & Service since 1991. From 1988 to 1991, Mr. Hoffman was President of our Infonet USA affiliate. Mr. Hoffman has been with us since our incorporation in 1988 and from 1983 to 1988 held several positions at Computer Sciences Corporation, an information technology service provider.

Peter C. Sweers, 59, has served as our Chief Operating Officer since October 2002. Prior to his current position, Mr. Sweers was our Senior Vice President, Global Network Solutions, a position he held since June 2001. Mr. Sweers joined Infonet in January 2000 as Vice President of Operations and served in that position until June 2001. From July 1999 to January 2000, Mr. Sweers served as an account executive with Computer Sciences Corporation, an information technology service provider. From April 1998 to June 1999, Mr. Sweers served in numerous positions, including Senior Vice President of the Communications Systems Division, at one of our country representatives, CACI, Inc., an international information technology products and services company. Prior to his employment with CACI, Inc., Mr. Sweers served over 30 years in the federal government and retired as the Director of Air Traffic Resources Management with the Federal Aviation Administration in December 1997.

Michael J. Timmins, 52, has served as our Executive Vice President, Global Business Development since 1995. From 1993 to 1995, he served as our Vice President, Global Business Development. Mr. Timmins has been with us since our incorporation in 1988.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information with respect to the compensation we paid for services rendered during the fiscal years ended April 2, 2004, March 28, 2003 and March 29, 2002 to our Chief Executive Officer and to our four other most highly compensated executive officers. We refer to these individuals collectively as our Named Executive Officers.

		Annual Compensation(1)		Long-Term Compensation Awards
Name and Title	Year	Salary	Bonus	Securities Underlying Options Granted(#)(2)	All Other Compensation(3)
José A. Collazo	2004	$665,745	$485,697	1,500,000	$40,668
Chairman of the Board, President and	2003	633,804	512,325	800,000	25,812
Chief Executive Officer	2002	610,676	301,350	1,220,000	6,032

Akbar H. Firdosy	2004	322,514	235,223	400,000	18,891
Vice President and Chief Financial	2003	304,020	237,436	837,200	13,371
Officer	2002	295,000	294,550	0	7,323

Paul A. Galleberg	2004	340,047	279,991	400,000	19,155
Senior Vice President, General Counsel	2003	324,632	284,663	700,000	17,495
and Secretary	2002	315,001	234,674	0	5,698

John C. Hoffman	2004	224,253	547,142	200,000	23,355
Executive Vice President	2003	221,837	341,826	837,200	6,181
Communications Sales & Service	2002	262,922	266,000	0	6,631

Peter C. Sweers	2004	226,673	325,461	450,000	11,067
Chief Operating Officer	2003	210,316	168,857	0	9,776
	2002	191,487	104,562	170,000	14,353

(1)	Our fiscal year is the 52- or 53-week period ending on the Friday nearest to March 31. Because we pay our employees, including our Named Executive Officers, on a weekly basis, compensation paid in 53-week fiscal years, such as the fiscal year ended April 2, 2004, may be proportionately higher than in 52-week fiscal years.

(2)	All options granted to Messrs. Firdosy, Galleberg and Hoffman in the fiscal year ended March 28, 2003 were granted pursuant to the completion of our offer to exchange outstanding options with an exercise price of $13.00 or higher that we completed on February 14, 2002. Messrs. Firdosy and Hoffman each cancelled 837,200 options (334,880 vested and 502,320 unvested) with exercise prices ranging from $21.00 to $25.20, and Mr. Galleberg cancelled 700,000 options (all unvested) with an exercise price of $13.75. Mr. Collazo did not cancel any options. The options cancelled in the exchange offer by Messrs. Firdosy, Galleberg and Hoffman were granted prior to fiscal year 2002.

(3)	For fiscal year 2004, the amounts represent life insurance premiums of $2,980, $2,102, $618, $936, and $1,708, paid by Infonet, 401(k) matching contributions of $8,202, $6,273, $6,055, $8,602, and $3,693, made by Infonet and contributions to the Infonet Deferred Income Plan of $29,486, $10,516, $12,482, $13,817, and $5,666, made by Infonet pursuant to the Senior Executive Supplemental Benefits Plan for each of Messrs. Collazo, Firdosy, Galleberg, Hoffman and Sweers, respectively.

Option Grants in Last Fiscal Year

The following table presents information relating to options to purchase our Class B common shares granted to the Named Executive Officers during the fiscal year ended April 2, 2004.

	Individual Grants
Name	Number of Class B Common shares Underlying Options Granted(1)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Share Price Appreciation For Option Term(2)
					5%	10%
José A. Collazo	1,500,000	23%	$1.53	8/18/2013	$1,443,313	$3,657,639
Akbar H. Firdosy	400,000	6%	1.53	8/18/2013	384,884	975,370
Paul A. Galleberg	400,000	6%	1.53	8/18/2013	384,884	975,370
John C. Hoffman	200,000	3%	1.53	8/18/2013	192,442	487,685
Peter C. Sweers	450,000	7%	1.53	8/18/2013	432,994	1,097,292

(1)	Each option becomes exercisable in four equal annual installments beginning on the first anniversary of the option grant and the options are granted for a term of ten years, subject to earlier termination upon the occurrence of certain events related to termination of employment.

(2)	Assumed annual rates of stock price appreciation for illustrative purposes only. Actual stock prices will vary from time to time based upon market factors and our financial performance. We cannot assure you that these appreciation rates will be achieved.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth certain information with respect to options to purchase our Class B Common Shares that were exercised during fiscal year 2004, and exercisable and unexercisable options held by the Named Executive Officers as of April 2, 2004.

	Shares Acquired on Exercise(#)	Value Realized(1)	Number of Securities Underlying Options At April 2, 2004		Value of Unexercised In-the-Money Options At April 2, 2004(2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
José A. Collazo	0	$0	6,782,525	4,361,975	$12,000	$756,000
Akbar H. Firdosy	53,820	53,282	648,827	1,006,973	0	192,000
Paul A. Galleberg	0	0	542,500	907,500	0	192,000
John C. Hoffman	0	0	648,830	806,970	0	96,000
Peter C. Sweers	11,212	13,454	102,250	547,750	0	216,000

(1)	Determined by calculating the difference between the market value of the Class B common shares subject to the options on the date of exercise and the exercise price of the options.

(2)	Based on the closing sales price of a Class B common share on April 2, 2004 of $2.01 on the New York Stock Exchange, minus the exercise price of the in-the-money option, multiplied by the number of shares to which the in-the-money option relates.

EQUITY COMPENSATION PLANS

The following table summarizes information about our Common Shares that may be issued upon the exercise of options, warrants and rights under all of our equity compensation plans as of April 2, 2004:

Securities Authorized for Issuance Under Equity Compensation Plans

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (c)
Equity compensation plans approved by security holders	29,123,579	$6.70	17,791,447
Employee Stock Purchase Plan approved by security holders	n/a	n/a	2,000,126
Equity compensation plans not approved by security holders(1)	n/a	n/a	n/a

Total	29,123,579	$6.70	19,791,573

(1)	We do not have any compensation plans under which our Common Shares may be issued upon the exercise of options, warrants and rights that have not been approved by our stockholders.

Pension Plan

Our pension plan is a contributory defined benefit pension plan in which substantially all of our domestic employees are eligible to participate. The pension benefits received by a retiring employee are calculated by multiplying the employee’s total eligible compensation for each year of participation by 2.25%. Eligible compensation consists of base compensation plus non-discretionary bonuses and commissions. Income related to the 1998 Stock Option Plan, 1999 Stock Option Plan, 2000 Omnibus Stock Plan, 2003 Incentive Award Plan, reimbursements, fringe benefits or other forms of special pay are not eligible compensation. Pension benefits are paid monthly according to the form elected. Normal retirement is at age 65; however, participants may retire as early as age 55 with a reduced benefit. Participants are required to contribute 3% of pay, after tax, up to a specified maximum. We pay the cost of benefits not provided by participant contributions.

As of April 2, 2004, the following Named Executive Officers, upon retirement at age 65, would be entitled to annual retirement benefits under the pension plan as follows: José A. Collazo—$68,963, Akbar H. Firdosy—$36,807, Paul A. Galleberg—$17,399, John C. Hoffman—$41,184 and Peter C. Sweers—$17,963.

Supplemental Executive Retirement Plan

Our Supplemental Executive Retirement Plan, or SERP, is a non-qualified deferred compensation plan in which three of our executive officers, including two Named Executive Officers, participated during the fiscal year ended April 2, 2004. The SERP benefits received by a retiring executive are calculated by multiplying the executive’s average compensation during his final 36 months of employment under the SERP by a factor of 38%, 43% or 50%, depending on whether the sum of years of service and the age of the participant exceeds 65, 75 or 85 years as of the date of termination of employment. The annual SERP benefit is reduced by the annual pension plan benefit described above. Eligible compensation consists of base compensation plus non-discretionary bonuses and commissions. Income related to the 1998 Stock Option Plan, 1999 Stock Option Plan, 2000 Omnibus Stock Plan, 2003 Incentive Award Plan, reimbursements, fringe benefits or other forms of special pay are not eligible compensation. In lieu of the benefits described above, the SERP provides beneficiaries of participants who die while employed by us with a death benefit equal to 250% of the participant’s average compensation during his final 36 months of employment. The SERP also provides participants and their spouses and dependents with certain post-employment health care coverage.

As of April 2, 2004, Messrs. Collazo and Hoffman, the two Named Executive Officers who participate in the SERP, upon retirement at age 65, would be entitled to annual SERP benefits of $0 and $230,934, respectively. Mr. Hoffman’s rights to receive SERP benefits have vested. The then current actuarial value of Mr. Collazo’s SERP benefit was previously transferred from the SERP to the Infonet Deferred Income Plan.

Senior Executive Supplemental Benefits Plan

Effective as of May 7, 2002, we adopted the Senior Executive Supplemental Benefits Plan, or the Supplemental Benefits Plan. The Supplemental Benefits Plan is a non-qualified deferred compensation plan that provides for enhanced retirement benefits for certain key executives designated for participation in the Supplemental Benefits Plan by our Compensation Committee. Under the Supplemental Benefits Plan we provide a matching contribution on behalf of designated executives equal to any amounts deferred by them under the Infonet Deferred Income Plan up to a limit of 3% of the excess of a participant’s gross cash compensation, including amounts deferred under the Infonet Deferred Income Plan, our 401(k) plan and Internal Revenue Code Section 125 plan, over the annual compensation limit under Internal Revenue Code Section 401(a)(17), currently $200,000. Matching contributions under the Supplemental Benefits Plan are made promptly after the end of each calendar year. All of our Named Executive Officers are eligible to participate in this portion of the Supplemental Benefits Plan.

The Supplemental Benefits Plan also provides certain designated executives with an excess pension benefit equal to the amount, if any, by which the designated executive’s accrued benefit under the pension plan is, or has previously been, reduced to comply with Internal Revenue Code Section 415 or because the compensation taken into account for purposes of the executive’s pension plan accruals exceeded the annual compensation limit under Internal Revenue Code Section 401(a)(17). Of our Named Executive Officers, Messrs. Firdosy, Galleberg and Sweers are eligible for these excess pension benefits. Excess pension benefits under the Supplemental Benefits Plan are payable at the same time and in the same manner as a participant’s benefits are paid under the pension plan, with corresponding adjustments for early or postponed retirement. As of April 2, 2004, the following Named Executive Officers, upon retirement at age 65, would be entitled to annual retirement benefits under the excess pension benefit provision of the Supplemental Benefits Plan as follows: Akbar H. Firdosy—$39,110, Paul A. Galleberg—$23,680 and Peter C. Sweers—$10,807.

The Supplemental Benefits Plan also provides for an enhanced SERP benefit. Mr. Collazo is eligible for enhanced SERP benefits under the plan. Mr. Collazo’s benefit under the SERP upon his termination of employment on or after attaining age 62 is calculated by multiplying his average compensation during his final 36 months of employment by 60%, minus the aggregate of his annual pension benefit described above and any prior SERP benefits that were used to calculate amounts Mr. Collazo previously withdrew from the SERP and transferred to the Infonet Deferred Income Plan. The enhanced SERP benefit is payable pursuant to the terms and conditions of the SERP, which are incorporated into the Supplemental Benefits Plan. As of April 2, 2004, Mr. Collazo, upon retirement at age 65 would be entitled to annual retirement benefits under the enhanced SERP benefit of the Supplemental Benefits Plan of $26,980.

Employment and Other Agreements

We entered into amended employment agreements with Messrs. Collazo, Firdosy and Galleberg, effective April 24, 2001. Each amended agreement has an initial three-year term that automatically renews for additional 24-month terms unless notice is given not later than 24 months prior to the expiration date of each term. The salary to be received by each of Messrs. Collazo, Firdosy and Galleberg is reviewed annually in accordance with our salary review policies. Each of these executives is eligible to participate in all benefit programs we offer, except that Messrs. Firdosy and Galleberg are not eligible to participate in the SERP and the enhanced SERP benefit under the Supplemental Benefits Plan.

Each of the employment agreements may be terminated by us or the respective executive without further obligation on the part of either party if we terminate the executive’s employment for cause or if the executive resigns for other than good reason, as those terms are defined in the agreements.

If any of Messrs. Collazo, Firdosy or Galleberg is terminated without cause or resigns for good reason or in the event of a change in control, as those terms are defined in the agreements, then he would:

•	be entitled to receive, for a period of two years or until the expiration of the term of his employment agreement, whichever is longer, separation payments equal to his average total cash compensation received during the 12 month period immediately preceding the triggering event;

•	be entitled to accelerated vesting of outstanding stock options and be entitled to exercise such options for the remainder of the respective option term;

•	be entitled to continued medical and dental insurance and continued accrual of all other Benefits (as defined in the employment agreement) during the severance period;

•	be subject to a limited non-compete clause for the term of the severance period; and

•	be entitled to a gross-up for any excise taxes that may be levied on the separation payments, as well as any income or excise taxes levied on such gross-up payment.

In May 2004, we further amended our amended employment agreement with Mr. Collazo to provide that any incentive bonus payment made to Mr. Collazo under the Infonet Services Corporation CEO Incentive Bonus Plan will be excluded from the calculation of any severance payments or other benefits payable under the amended employment agreement and from any payments or benefits under any of our employee welfare or pension benefit plans or programs. See “Compensation Committee Report on Executive Compensation—CEO Incentive Bonus Plan” for more information on the Infonet Services Corporation CEO Incentive Bonus Plan.

None of our other executive officers are employed pursuant to employment agreements.

Repricing of Options

In the fiscal year ended April 2, 2004, we did not adjust or amend the exercise price of any stock options held by any of our named executive officers.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Philosophy

Infonet’s compensation philosophy, as set forth in the charter of the Compensation Committee of the Board, is to create a competitive compensation structure that will help attract and retain key management talent, assure the integrity of Infonet’s compensation and benefits practices and tie compensation to performance. In setting compensation of executive officers, the Compensation Committee strives to implement that compensation philosophy by:

•	setting levels of base compensation that are competitive with comparable telecommunications and technology companies, enabling Infonet to attract and retain top quality management;

•	relating annual incentive compensation to the performance of each executive officer, as measured by the achievement of individual objectives and financial performance objectives of Infonet;

•	providing long-term incentive compensation that focuses executive efforts on building stockholder value through meeting longer-term financial and strategic goals; and

•	to the extent consistent with the preceding goals, maximizing the deductibility of compensation for tax purposes.

The Compensation Committee of the Board periodically reviews the components of compensation for Infonet’s executive officers, including Infonet’s Chief Executive Officer, on the basis of this philosophy and attempts to strike an appropriate balance among these various elements, each of which is discussed in greater detail below. When the Compensation Committee determines that executive officer compensation adjustments or incentive awards are necessary or appropriate, it makes such modifications as it deems appropriate.

Executive Compensation Review

The Compensation Committee conducts annually a full review of compensation levels of Infonet’s executive officers, including its Chief Executive Officer. The Compensation Committee has retained the services of Mercer Human Resource Consulting, or Mercer, a human resources consulting firm, to provide advice and assist in this review.

As part of its review, the Compensation Committee evaluates compensation in light of the compensation practices of peer companies in the telecommunications and technology industries. The Compensation Committee, in consultation with Mercer, selects peer comparison companies based on such factors as size, international sales, employment levels and market capitalization. These companies are used as a reference standard for establishing levels of base salary, incentive awards and stock options for executive officers.

The annual review also includes an assessment of Infonet’s performance and the performance of its executive officers, including a consideration of various qualitative indicators of individual performance and qualitative and quantitative indicators of Infonet’s performance, both on a short- and long-term basis. Quantitative measures that the Compensation Committee may consider include revenue growth, growth in earnings, as measured before deductions for interest, taxes, depreciation and amortization, or adjusted operating income, growth in operating and net income and other measures of profitability as well as quality of service metrics. The individual qualitative measures that the Compensation Committee may consider include leadership, experience, strategic direction and overall contribution to Infonet.

As part of its services, Mercer reviewed and, as appropriate, provided recommendations with respect to the compensation levels provided to Infonet’s executive officers.

Executive Compensation Components

For fiscal year 2004, the major components of compensation for executive officers, including Infonet’s Chief Executive Officer, were base salary, cash incentive awards and stock option grants. Each component of the total executive officer compensation package emphasized a different aspect of the Compensation Committee’s compensation philosophy.

Base Salary.    Base salaries for executive officers, including the Chief Executive Officer, are initially set upon hiring based on recruiting requirements, market demand, competitive pay practices, individual experience and breadth of knowledge, internal equity considerations and similar objective and subjective factors. Base salary, as well as bonus, is targeted at between the 50th and 75th percentile level, consistent with peer companies.

Increases to base salary are determined by the Compensation Committee based on an annual review and evaluation of competitive data, the individual’s performance and contribution to Infonet, and Infonet’s overall performance. Changes in base salaries between fiscal year 2003 and 2004 primarily reflect the performance of Infonet against its goals, the relative performance of Infonet as compared to its peer group companies and the performance of Infonet’s executives during the difficult industry conditions in fiscal year 2004. Consistent with these factors, certain of Infonet’s executive officers received increases in base salary of approximately 0-4% for fiscal year 2004 as compared to fiscal year 2003. Infonet’s Chief Executive Officer received an increase in base salary of 3% for fiscal year 2004 as compared to fiscal year 2003.

Incentive Awards.    Infonet relies to a large degree on incentive compensation to attract, retain and reward executives for outstanding abilities and to motivate them to perform to the full extent of their abilities. For fiscal year 2004, the Compensation Committee set target awards for Messrs. Collazo, Firdosy and Galleberg, and Mr. Collazo, Infonet’s Chief Executive Officer, approved target awards for Infonet’s other executive officers, subject to review by the Compensation Committee. In each case, target awards were determined for each individual on the basis of a variety of factors that included competitive incentive award levels, level of responsibility, ability to influence financial results, strategic performance goals on a corporate or business unit level, stock price increases and, on occasion, other subjective factors. Each executive’s target award is expressed as a percentage of the executive’s year-end base salary. Bonus targets ranged from 0% to 84% for our three corporate officers and from 0% to 250% for our other executive officers.

The objective criteria reviewed by the Compensation Committee for fiscal year 2004 were revenue; earnings before interest, taxes, depreciation and amortization (EBITDA); and quality of service. For purposes of determining incentive awards for fiscal year 2004, these criteria were weighted approximately 42.5%, 42.5% and 15%, respectively, for Infonet’s Chief Executive Officer and Chief Financial Officer. The incentive award for Infonet’s Chief Legal Officer includes revenue; EBITDA; and performance with respect to board and regulatory/compliance issues, weighted approximately 25%, 25% and 50%, respectively. The objective criteria initially set by the Compensation Committee at the beginning of fiscal year 2004 for the payment of incentive awards were met and incentive awards were paid accordingly.

Stock Option Grants.    For fiscal year 2004, the primary long-term incentive opportunity for executive officers was the grant of options under Infonet’s stock plans. The Compensation Committee believes that establishing stock-based awards for grant to Infonet’s executive officers provides the Compensation Committee with the flexibility to structure a compensation package that aligns the interests of executives with those of stockholders. These stock-based awards form a critical component of the compensation package provided to key executives of Infonet, including the Chief Executive Officer, and are designed to:

•	focus attention on building stockholder value through meeting longer-term financial and strategic goals;

•	link management’s financial success to that of the stockholders;

•	balance long-term with short-term decision making;

•	encourage and create ownership and retention of Infonet’s common stock; and

•	play a substantial role in Infonet’s ability to retain the services of individuals essential to its long-term success.

In contrast to incentive awards that are paid for prior accomplishments, stock option grants represent incentives tied to future stock appreciation. They are intended to provide executive officers with a direct incentive to enhance stockholder value.

Grants of stock options are made to eligible employees from time to time, with additional grants being made to certain employees upon commencement of employment and occasionally, following a significant change in job responsibility, scope or title or a particularly noteworthy achievement. On at least an annual basis, the

Compensation Committee considers employees’ eligibility for additional option grants. Stock options granted under the various stock option plans generally have a four year vesting schedule and generally expire ten years from the date of grant. The exercise price of options granted under the stock option plans is 100% of the fair market value of the underlying stock on the date of grant. Guidelines for the number of stock options for each participant generally are determined based upon several factors including the performance of each participant, the approximate market price of the stock at the time of grant and the anticipated contribution that the executive officer will make to Infonet. The size of the grants are targeted to be at competitive levels as a reflection of both the added incentive to continue the favorable competitive performance of Infonet, as well as the risk attached to the future growth of the telecommunications industry.

During fiscal year 2004, the Compensation Committee awarded 1,500,000 stock options to Mr. Collazo. The Compensation Committee made this grant taking into account the number of options held by Mr. Collazo prior to the grant, the exercise price of those options relative to the price of Infonet’s Class B common shares and the fact that Mr. Collazo was not eligible to participate in Infonet’s 2002 Option Exchange Program, pursuant to which eligible employees were permitted to exchange certain underwater stock options for new stock options with a lower exercise price.

CEO Incentive Bonus Plan.    The Compensation Committee adopted a CEO Incentive Bonus Plan, effective March 16, 2004, pursuant to which Mr. Collazo would be eligible to receive an incentive bonus payment in connection with a Change in Control of the Company. The CEO Incentive Bonus Plan has a term of 12 months but can be extended for additional six-month periods at the Compensation Committee’s discretion. Additionally, if the Company or its stockholders have entered into a definitive agreement during the plan term which, when consummated, would result in a Change in Control, the term will automatically be extended for an additional six months or for such other period of time as is necessary to procure any regulatory approvals for the Change in Control. “Change in Control” is defined as the acquisition of beneficial ownership of more than 50% of the total combined voting power and value of the Company’s then outstanding common stock and either the holders of the Company’s Class B common stock are afforded the opportunity to transfer their shares to the acquirer upon the same terms and to the same extent as the Company’s other stockholders or the average trading price of a share of Class B common stock for the 4 months immediately following the acquisition is at least 105% of the highest price per share paid by the acquirer in the acquisition. The holders of the Class B common stock will be treated as having been afforded an opportunity to transfer their shares to the acquirer upon the same terms and to the same extent as the Company’s other stockholders if, within 12 months after the acquirer’s becoming the owner of more than 50% of the total combined voting power and value of the Company’s then outstanding common stock, the acquirer offers the Class B stockholders the opportunity to sell their shares at a price at least equal to the average price per share offered to the other stockholders, and in such event, the percentage of common stock beneficially owned by the acquirer in the Change in Control will be computed by taking into account the additional shares sold in such second transaction. The CEO Incentive Bonus Plan provides that in the event a Change in Control occurs during the term of the plan and if the average fair market value of the per share consideration received by the Company and/or the holders of the Company’s common stock in the transaction or series of transactions resulting in a Change in Control is greater than or equal to a minimum per share price determined by the Compensation Committee, then Mr. Collazo will receive an incentive bonus payment determined based on the average fair market value of the per share consideration received by the Company and/or the holders of the Company’s common stock in the transaction or series of transactions resulting in a Change in Control and the percentage of shares of Company common stock beneficially owned by the acquirer pursuant to an incentive bonus schedule adopted by the Compensation Committee. However, in the event that in connection with a Change in Control the holders of the Company’s Class B common stock receive a higher price per share than the price per share received by the holders of the Company’s Class A common stock and the Compensation Committee determines that the holders of the Class A common stock transferred their shares for a lower price for competitive reasons, under the CEO Incentive Bonus Plan, the Compensation Committee may, in its discretion, award Mr. Collazo an incentive bonus in an amount greater than the amount determined pursuant to the incentive bonus schedule. Under the incentive bonus schedule, the maximum amount of the incentive bonus payable to Mr. Collazo is $16.3 million. The incentive bonus is only payable if either Mr. Collazo remains continuously employed by the Company until the consummation of the Change in Control or if Mr. Collazo’s employment with the Company is terminated by Mr. Collazo for good reason, by the Company without cause, or due to Mr. Collazo’s death or disability and the Company or its stockholders have entered into a definitive agreement prior to the date of the termination of Mr. Collazo’s employment which, when consummated, would result in a Change in Control. In addition, the Compensation Committee may condition the payment of the bonus on other terms and conditions it may adopt. The incentive bonus payment will be made upon the consummation of the Change in Control but if the Change in Control occurs in two steps or as a result of the average trading price of a share of Class B common stock reaching a specified level during a specified 4 month period, the incentive bonus payment will be made at the consummation of the second step or the end of the 4-month period, as applicable. Any incentive bonus payment made to Mr. Collazo under the CEO Incentive Bonus Plan will be excluded from the calculation of any severance payments or other benefits payable under his employment agreement and any payments or benefits under any Infonet employee welfare or pension benefit plans or programs.

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the tax deductibility by a company of annual compensation in excess of $1,000,000 paid to its Chief Executive Officer and any of its four other most highly compensated executive officers. However, performance-based compensation that has been approved by stockholders is excluded from the $1,000,000 limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the Board of Directors committee that establishes such goals consists only of “outside directors.” Additionally, stock options will qualify for the performance-based exception where, among other requirements, the exercise price of the option is not less than the fair market value of the stock on the date of grant, and the plan includes a per-executive limitation on the number of shares for which options may be granted during a specified period.

All members of the Compensation Committee qualify as outside directors. Infonet has in place stock incentive plans pursuant to which stock-based incentives may qualify as performance based compensation in compliance with Section 162(m). While the tax impact of any compensation arrangement is one factor to be considered, any impact is evaluated in light of the Compensation Committee’s overall compensation philosophy. The Compensation Committee will consider ways to maximize the deductibility of executive compensation and administer compensation plans in compliance with the provisions of Section 162(m) where feasible, while retaining the discretion the Compensation Committee deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent, consistent with Infonet’s compensation philosophy as stated above. Currently, Infonet’s annual incentive pay and any consideration payable under the CEO Incentive Bonus Plan do not qualify as performance-based compensation under Section 162(m).

THE COMPENSATION COMMITTEE,

    Timothy P. Hartman, Chairman

    Bruce A. Beda

    Peter G. Hanelt

Date: June 22, 2004

The above report of the Compensation Committee will not be deemed to be incorporated by reference into any filing by Infonet under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Infonet specifically incorporates the same by reference.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended April 2, 2004, the Compensation Committee was comprised of Messrs. Hartman, Beda and Hanelt. None of Messrs. Hartman, Beda or Hanelt has been an officer or employee of Infonet and none serves as a member of the board of directors or the compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee. None of the members of the Compensation Committee has any financial relationship with Infonet except as disclosed herein.

PERFORMANCE GRAPH

As a part of the rules of the Securities and Exchange Commission, or the Commission, concerning executive compensation disclosure, we are obligated to provide a chart comparing the yearly percentage change in the cumulative total stockholder return on our Class B common shares over a five year period. However, since our Class B common shares have been publicly traded only since December 16, 1999, this information is provided from that date through April 2, 2004.

The following line graph compares the change in our cumulative stockholder return on our Class B common shares to the cumulative total return of the Standard & Poor’s 500 Stock Index (“S&P 500 Index”), Standard & Poor’s 500 Telecommunication Services Sector Index (the “S&P Telecom Index”) and Equant N.V., which we believe is our most comparable peer issuer, from December 16, 1999, the effective date of our initial public offering, to April 2, 2004. The graph assumes the investment of $100 in each of Infonet, the S&P 500 Index, the S&P Telcom Index and Equant on December 16, 1999 and, as required by the Commission, the reinvestment of all distributions. The return shown on the graph is not necessarily indicative of future performance.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board currently is comprised of three independent directors, consistent with the rules of the SEC and the listing standards of the NYSE: Mr. O’Rourke, who acts as chairman, and Messrs. Beda and Hanelt. The Audit Committee operates pursuant to a written charter that was amended and restated in February 2004 and which was subsequently adopted by the Board. A copy of the charter is attached to this proxy statement as Annex A. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.

The Audit Committee assists the Board in fulfilling its oversight responsibilities by reviewing the financial information that will be provided to the stockholders and others, the systems of internal controls and disclosure controls and procedures and Infonet’s financial reporting process that management and the Board have established, and by endeavoring to maintain free and open lines of communication among the Audit Committee, Infonet’s independent auditors, internal auditors and management. It is not the duty of the Audit Committee to plan or conduct audits or to prepare Infonet’s financial statements. Management is responsible for preparing Infonet’s financial statements, and has the primary responsibility for assuring their accuracy and completeness, and the independent auditors are responsible for auditing those financial statements and expressing their opinion as to whether the financial statements present fairly in accordance with generally accepted accounting principles Infonet’s financial condition, results of operations and cash flows. However, the Audit Committee does consult with management and Infonet’s independent auditors prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into various aspects of Infonet’s financial affairs. In addition, the Audit Committee is currently responsible for considering and approving the appointment of and approving all engagements of, and fee arrangements with, Infonet’s independent auditors.

In the absence of their possession of reason to believe that such reliance is unwarranted, the members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by Infonet’s management and Infonet’s independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and disclosure controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s authority and oversight responsibilities do not independently assure that the audits of Infonet’s financial statements have been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), that the financial statements are presented in accordance with generally accepted accounting principles or that Infonet’s outside auditors are in fact “independent.”

In this context, the Audit Committee has reviewed and discussed the audited financial statements of Infonet as of and for the fiscal year ended April 2, 2004 with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and it has discussed with the auditors their independence from Infonet. The Audit Committee has also considered whether the independent auditors’ provision of non-audit services to Infonet is compatible with maintaining the auditors’ independence.

Based on the review and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in Infonet’s Annual Report on Form 10-K for the fiscal year ended April 2, 2004, for filing with the Securities and Exchange Commission.

Submitted on June 22, 2004 by the members of the Audit Committee of the Board.

THE AUDIT COMMITTEE,
Matthew J. O’Rourke, Chairman
Bruce A. Beda
Peter G. Hanelt

The above report of Infonet’s Audit Committee will not be deemed to be incorporated by reference in any filing by Infonet under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Infonet specifically incorporates the same by reference.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stockholders Agreement

Immediately prior to the consummation of our initial public offering in December 1999, we entered into a revised stockholders agreement with the six holders of our Class A common shares. The revised stockholders agreement provides that each holder of Class A common shares holding at least 14.95 million Class A common shares will have the right to designate one of our directors, and each holder of Class A common shares agrees to vote all of its Class A common shares in favor of the six directors designated by the other holders of Class A common shares and for our president as a director. Each holder of Class A common shares has a right of first refusal to acquire any Class A common shares proposed to be sold or otherwise transferred by another holder of Class A common shares. We have agreed in the stockholders agreement to include, at the request of any holder of Class A common shares, Class A common shares in a registered offering of stock by us or another holder of Class A common shares, through provisions commonly referred to as piggyback registration rights. We have also agreed, subject to limitations, to undertake up to two registered offerings of Class B common shares upon demand by each holder of Class A common shares up to a maximum of two per year. Each holder of Class A common shares has agreed to maintain a country representative to support our marketing efforts and our clients in that stockholder’s home country.

Commercial Contracts with Related Parties

Country Representative Agreements.    We call our direct channel in-country sales and support units our country representatives. Each of our country representatives is involved in sales and marketing, operations and client support. They each maintain a sales force that directly calls on clients, coordinates the contract signing process, manages accounts on a daily basis and serves as the first point of contact for clients, generally providing service in the local language.

Of our country representatives, Telstra Corporation Limited, Infonet Nederland B.V., Infonet Svenska AB, KCOM Corporation, Infonet Switzerland Ltd. and Telefónica Data Espana S.A. are owned, directly or indirectly, by each of Telstra Corporation Limited, KPN Telecom B.V., TeliaSonera AB, KDDI Corporation, Swisscom AG and Telefónica International Holding B.V., respectively, each of which beneficially owns greater than 5% of our outstanding Class A common shares and, other than Telstra Corporation Limited, of our outstanding Class B common shares.

We use our standard service agreement for each of our country representatives, including those of our country representatives owned or controlled by the holders of our Class A common shares. Each service agreement has a term of up to three years, and gives the country representative the right to sell our services and use our trademarks, marketing and operating documentation and our training materials and services. In the agreements, we typically receive the right to recommend prices, jointly set revenue targets with the country representatives, terminate the agreement if the revenue targets are not met and jointly determine staffing of the country office with the country representative. The agreements outline the monthly fees that the country representatives pay us for access to our network and the fees that we pay the country representatives for the service and customer support they provide.

Alternative Sales Channel Agreements.    We have alternate sales channel agreements with affiliates of Telstra Corporation Limited, TeliaSonera AB, KDDI Corporation and KPN Telecom B.V. Our agreements typically allow these entities to resell our services under their brand names or to package them with other services they provide to their customers. These alternate sales channel agreements generally contain the same terms as alternate sales channel agreements we enter into with other communications providers.

Acquisition of Transmission Capacity.    From time to time we lease or purchase transmission capacity from holders of our Class A common shares where they are existing local carriers. These leases are short term and at tariff rates in regulated markets and at standard market rates in unregulated markets.

AUCS Agreements.    On October 1, 2002, our three-year arrangement with AUCS Communications Services N.V., Unisource, the then owner of AUCS (Unisource has since been liquidated), and the three companies that own AUCS— KPN Telecom B.V., Swisscom AG and TeliaSonera AB—was terminated by its terms.

During the three-year term of our arrangement with AUCS, we assumed AUCS’ obligations to provide various services to its clients. Our services agreement with AUCS provided us gross margins of approximately 20% on the provision of these services. Subsequent to the termination of the AUCS arrangement on October 1, 2002, we no longer receive revenue associated with the provisioning of AUCS services.

The AUCS arrangement included a management agreement that also terminated on October 1, 2002. Under the management agreement, we received a fee equal to 1.5% of the revenues associated with the AUCS services, subject to a defined maximum, and an incentive payment based upon the achievement of defined financial performance criteria. In accordance with the amount claimed, we received an interim incentive payment of Euro 56 million (approximately $56.7 million) on December 15, 2002. In March 2003, in accordance with the incentive payment agreement, the final incentive fee of Euro 77 million was agreed upon by the parties. In accordance with the incentive payment agreement, of the unpaid incentive fee balance of Euro 21 million, Euro 16 million (approximately $16.9 million) was paid in April 2003 and Euro 5 million was placed in an escrow account for final disposition pending resolution of certain contingencies as required by the terms of the incentive payment agreement. During the year ended April 2, 2004, we received a final payment of Euro 2 million (approximately $2.3 million) from the escrow account as required by the terms of an incentive payment settlement agreement, and we do not expect to receive any additional payments.

In order to memorialize the termination of the AUCS arrangement, we entered into a termination and transition agreement as of September 30, 2002 with the parties to the AUCS agreements. The agreement provided for among other things: (i) the provision of certain services by us to AUCS and by AUCS to us for a limited period of time beginning October 1, 2002 and continuing through April 2003, in order to ensure a smooth transition after the termination of the management agreement and (ii) the terms of payment of certain fees and costs related to the termination and transition arrangements. Separately, we purchased various network equipment located across Europe from the AUCS business for approximately $1.5 million.

Revenue and Purchases Under Related Party Contracts.    The following table provides a summary of the revenue received, and purchases made, by us from the listed related parties in the fiscal year ended April 2, 2004 (in thousands). To our knowledge, none of our directors or nominees for director received any direct or indirect personal pecuniary benefit as a result of these transactions:

	Year ended April 2, 2004
Related Party:	Revenue		Expenses
KDDI Corporation (Japan)	$35,335		$20,878
KPN Telecom B.V. (The Netherlands)	68,301	(1)	34,604
Swisscom AG (Switzerland)	39,552	(1)	23,556
Telefónica International Holding B.V. (Spain)	8,185		8,960
TeliaSonera AB (Sweden)	51,517	(1)	25,680
Telstra Corporation Limited (Australia)	24,644		14,891

Total	$227,534		$128,569

(1)	Includes one-third of the management contract incentive fee of $2.3 million in the fiscal year ended April 2, 2004.

At April 2, 2004, our accounts receivable from these related parties, net of allowances, were approximately $36.3 million and our accounts payable to these related parties were approximately $6.9 million.

Loans to our Senior Management

During the fiscal year ended April 2, 1999, several members of our management team borrowed funds to purchase stock pursuant to our 1998 Stock Purchase Plan. Persons borrowing from us entered into loan, pledge and security agreements. Those agreements were amended as of December 31, 2001 to extend the due date from January 1, 2002 to November 30, 2004. Each loan is full recourse to, and secured by certain personal assets of, the borrower, and is at an annual interest rate of five percent. The amounts loaned to each executive officer during the fiscal year ended April 2, 1999 were: José A. Collazo, $3,325,000; Akbar H. Firdosy, $450,000; John C. Hoffman, $750,000; and Michael J. Timmins, $750,000. The largest amount of principal and accrued interest outstanding on these loans during the fiscal year ended April 2, 2004, was: José A. Collazo, $4,167,198; Akbar H. Firdosy, $520,423; John C. Hoffman, $945,610; and Michael J. Timmins, $919,869. The principal and accrued interest on these loans as of July 16, 2004 was: José A. Collazo, $4,226,100; Akbar H. Firdosy, $525,435; John C. Hoffman, $958,976; and Michael J. Timmins, $932,870.

We loaned $100,000 to John C. Hoffman during the fiscal year ended 1997 in connection with his purchase of a club membership that he uses for business-related facilities and entertainment. The loan is non-interest bearing, is payable on demand and is secured by some of Mr. Hoffman’s assets. As of July 16, 2004, the $100,000 principal was outstanding.

Each of these loans to members of our senior management was entered into prior to the July 30, 2002 enactment of the Sarbanes-Oxley Act of 2002, and has not been renewed or materially modified since July 30, 2002.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of July 16, 2004, the number of our Class A common shares, the number of our Class B common shares and the percentage of total voting power which, according to the information furnished to us, are beneficially owned by:

•	each person (or group of affiliated persons) known by us to beneficially own 5% or more of our Common Shares;

•	each of our directors (each of whom is a nominee for election at the Annual Meeting);

•	our Named Executive Officers as defined on page 13; and

•	all current executive officers and directors as a group.

The number and percentage of shares beneficially owned is based on 161,403,358 Class A common shares and 302,310,854 Class B common shares outstanding as of July 16, 2004, our Record Date. Beneficial ownership includes any shares as to which the holder has voting power or investment power and any shares that the holder has the right to acquire within 60 days of the Record Date, through the exercise of any stock option, warrant or other right. Unless otherwise indicated in the table or the footnotes, each holder has sole voting and investment power, or shares these powers with his spouse, with respect to the shares shown as beneficially owned.

Beneficial Owner	Number of Class A Common Shares	Number of Class B Common Shares(2)	Class A and Class B common shares(1)
			Total Number	Percent of Total Voting Power(3)
KDDI Corporation(4) 2-3-2, Nishishinjuku Shinjuku-Ku, Tokyo 163-8003 Japan	15,346,108	32,543,454	47,889,562	9.71%

KPN Telecom B.V.(5) Telecomplein 5 2516 CK The Hague The Netherlands	28,918,283	54,386,078	83,304,361	17.93%

Swisscom AG(6) Alte Tiefenaustrasse 6 CH-3048 Worblaufen Switzerland	28,918,283	54,386,078	83,304,361	17.93%

Telefónica International Holding B.V.(7) Drentestraat 24 BG 1083 HK Amsterdam The Netherlands	28,918,283	38,439,411	67,357,694	17.10%

TeliaSonera AB(8) Vitsandsgatan 9, House D S-123 86 Farsta, Sweden	34,449,783	59,917,578	94,367,361	21.10%

Telstra Corporation Limited(9) Level 41 242 Exhibition Street Melbourne, Victoria 3000 Australia	24,852,618	0	24,852,618	12.97%

			Class A and Class B common shares(1)
Beneficial Owner	Number of Class A Common Shares	Number of Class B Common Shares(2)	Total Number	Percent of Total Voting Power(3)
Directors and Named Executive Officers:
José A. Collazo	—	10,591,784	10,591,784	*
Akbar H. Firdosy	—	1,423,570	1,423,570	*
Paul A. Galleberg	—	807,132	807,132	*
John C. Hoffman(10)	—	1,681,438	1,681,438	*
Peter C. Sweers	—	334,717	334,717	*
John Allerton(11)	—	105,000	105,000	*
Bruce Beda	—	60,000	60,000	*
Eric M. de Jong	—	217,900	217,900	*
Per-Eric Fylking	—	45,000	45,000	*
Peter Hanelt	—	60,000	60,000	*
Timothy P. Hartman	—	412,700	412,700	*
Yuzo Mori	—	0	0	*
Matthew J. O’Rourke	—	157,500	157,500	*
Hanspeter Quadri	—	75,000	75,000	*
José Manuel Santero	—	75,000	75,000	*
All directors and executive officers as a Group (16 persons)	—	17,585,011	17,585,011	*

*	Less than 1% of total.

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned.

(2)	Excludes Class A common shares that are immediately convertible into Class B common shares. Includes Class B common shares which may be purchased upon the exercise of stock options which are exercisable as of July 16, 2004 or within 60 days thereafter as follows: Mr. Collazo—7,357,525 shares; Mr. Firdosy—916,270 shares; Mr. Galleberg —782,500 shares; Mr. Hoffman—866,270 shares; Mr. Sweers—217,750 shares; Mr. Allerton—105,000 shares; Mr. Beda—60,000 shares; Mr. de Jong—217,300 shares; Mr. Fylking—45,000 shares; Mr. Hanelt—60,000 shares; Mr. Hartman—157,500 shares; Mr. O’Rourke—157,500 shares; Mr. Quadri—75,000 shares; Mr. Santero—75,000 shares; and all directors and executive officers as a group—11,933,885 shares.

(3)	Percent of total voting power reflects the entitlement of each Class A common share to ten votes on all matters other than the election of Class B common shares directors, and each Class B common share to one vote on all matters.

(4)	According to Schedule 13G/A filed on May 14, 2001 filed by KDDI Corporation, the Class B common shares are held by The Employment Retirement Benefit Trust of KDDI Corporation and the trust manager thereunder. The Trust was established to fund certain obligations of KDDI Corporation to certain of its employees under certain benefit plans. KDDI Corporation has sole voting power over the Class A common shares and the Class B common shares and has shared dispositive power over the Class B common shares.

(5)	According to Schedule 13G filed on February 14, 2000 by KPN Telecom B.V.

(6)	According to Schedule 13G filed on February 14, 2000 by Swisscom AG.

(7)	According to Schedule 13G filed on February 14, 2003 on behalf of Telefónica International Holding B.V.

(8)	According to Schedule 13G filed on February 14, 2000 by Telia AB, one of the companies that merged to form TeliaSonera AB.

(9)	According to Schedule 13G/A filed on February 14, 2002 by Telstra Corporation Limited.

(10)	Includes 2,168 shares held indirectly by spouse.

(11)	Due to the policies of his employer, Telstra Corporation Limited, Mr. Allerton disclaims any personal pecuniary interest in any options granted to him. Mr. Allerton has informed us that such pecuniary interest is held by his employer.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities (collectively, “Insiders”), to file with the Securities and Exchange Commission, or Commission, initial reports of ownership and reports of changes in ownership of our Common Shares and other equity securities of Infonet. Insiders are required by regulation of the Commission to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on review of the copies of such reports furnished to us or written representations that no other reports were required, during the fiscal year ended April 2, 2004, all Insiders complied with all Section 16(a) filing requirements applicable to them, except that Mr. Allerton was late in filing one report concerning an option grant in May 2003.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate all or portions of our filings, including this proxy statement, with the SEC, in whole or in part, the Compensation Committee Report on Executive Compensation, the Audit Committee Report and the Performance Graph contained in this proxy statement shall not be deemed to be incorporated by reference into any such filing or deemed filed with the SEC under the Securities Act of 1933 or the Securities Exchange Act of 1934.

OTHER MATTERS

Independent Auditors

Deloitte & Touche LLP, independent auditors, audited our consolidated financial statements for the fiscal year ended April 2, 2004. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions. The Audit Committee of the Board selects the independent auditors.

Independent Auditors Fees

Aggregate fees billed to us for each of the last two fiscal years by our independent auditors are as follows:

	Fiscal Year 2004	Fiscal Year 2003
Audit Fees	$1,260,100	$1,133,600
Audit-Related Fees	355,100	57,900
Tax Fees	469,000	269,700
All Other Fees	135,000	120,000

	$2,219,200	$1,518,200

Audit Fees include fees associated with the audit of our annual financial statements and the review of the financial statements included in each of our quarterly reports on Form 10-Q. Audit-Related Fees include fees associated with assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not included under Audit Fees. For fiscal year 2004, Audit-Related Fees included Section 404 Implementation Assistance (Sarbanes-Oxley). Tax Fees include fees associated with tax compliance, tax advice and tax planning services and the preparation of our federal and state tax returns. All Other Fees include operational audit services (SAS 70 review).

The Audit Committee is responsible for reviewing the terms of any proposed engagement of the independent auditors for audit or permissible non-audit services and for pre-approving all such engagements. The Audit Committee may delegate authority to one member of the Audit Committee to provide such pre-approvals, provided that such person will be required to report all such approvals to the full Audit Committee for ratification on a quarterly basis. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval by the Audit Committee or its delegate. In providing any pre-approval, the Audit Committee considers whether the services to be approved are consistent with the SEC’s rules on auditor independence. In fiscal year 2004, all of the fees paid to our independent auditors for fees within each of the categories Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees were pre-approved by our Audit Committee pursuant to our policy.

The Audit Committee has considered whether the provision of these services, other than services rendered in connection with the audit of our annual financial statements, is compatible with maintaining the independent auditors’ independence.

Stockholder Proposals for 2005 Annual Meeting

It is currently contemplated that our 2005 annual meeting of stockholders, or 2005 Annual Meeting, will be held on or about September 13, 2005. In order for stockholder proposals otherwise satisfying the eligibility requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended, to be considered for inclusion in our proxy statement for our 2004 Annual Meeting, they must be received by us at our principal office in El Segundo, California, on or before March 22, 2005. Any such proposal must comply with the requirements of Rule 14a-8.

In addition, if a stockholder desires to bring business (including director nominations) before our 2005 Annual Meeting that is not the subject of a proposal timely submitted for inclusion in our proxy statement as described above, written notice of such business must be received by our Secretary at our principal office in El Segundo, California, on or before June 13, 2005. If such notice is not received by June 13, 2005, such notice will be considered untimely under Rule 14a-4(c)(1) of the Commission’s proxy rules, and we will have discretionary voting authority under proxies solicited for the 2005 Annual Meeting with respect to such proposal, if presented at the meeting.

Proposals and notices should be directed to the attention of the Secretary at Infonet Services Corporation, 2160 East Grand Avenue, El Segundo, California 90245.

YOUR PROXY IS IMPORTANT

WHETHER YOU OWN FEW OR MANY SHARES

Please date, sign and mail the enclosed Proxy Card today.

Annex A

APPROVED AS OF FEBRUARY 25, 2004

AUDIT COMMITTEE CHARTER

of the Audit Committee

of Infonet Services Corporation

This Audit Committee Charter was adopted by the Board of Directors (the “Board”) of Infonet Services Corporation (the “Company”) on February 25, 2004.

I.	Purpose

The purpose of the Audit Committee (the “Committee”) is to assist the Board with its oversight responsibilities regarding: (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications and independence; and (iv) the performance of the Company’s internal audit function and independent auditor. The Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement.

In addition to the powers and responsibilities expressly delegated to the Committee in this Charter, the Committee may exercise any other powers and carry out any other responsibilities delegated to it by the Board from time to time consistent with the Company’s bylaws. The powers and responsibilities delegated by the Board to the Committee in this Charter or otherwise shall be exercised and carried out by the Committee as it deems appropriate without requirement of Board approval, and any decision made by the Committee (including any decision to exercise or refrain from exercising any of the powers delegated to the Committee hereunder) shall be at the Committee’s sole discretion. While acting within the scope of the powers and responsibilities delegated to it, the Committee shall have and may exercise all the powers and authority of the Board. To the fullest extent permitted by law, the Committee shall have the power to determine which matters are within the scope of the powers and responsibilities delegated to it.

Notwithstanding the foregoing, the Committee’s responsibilities are limited to oversight. Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements as well as the Company’s financial reporting process, accounting policies, internal audit function, internal accounting controls and disclosure controls and procedures. The independent auditor is responsible for performing an audit of the Company’s annual financial statements, expressing an opinion as to the conformity of such annual financial statements with generally accepted accounting principles and reviewing the Company’s quarterly financial statements. It is not the responsibility of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosure are complete and accurate and in accordance with generally accepted accounting principles and applicable laws, rules and regulations. Each member of the Committee shall be entitled to rely on the integrity of those persons within the Company and of the professionals and experts (including the Company’s internal auditor (or others responsible for the internal audit function, including contracted non-employee or audit or accounting firms engaged to provide internal audit services) (the “internal auditor”) and the Company’s independent auditor) from which the Committee receives information and, absent actual knowledge to the contrary, the accuracy of the financial and other information provided to the Committee by such persons, professionals or experts.

Further, auditing literature defines the term “review” to include a particular set of required procedures to be undertaken by independent auditors. The members of the Committee are not independent auditors, and the term “review” as used in this Charter is not intended to have that meaning and should not be interpreted to suggest that the Committee members can or should follow the procedures required of auditors performing reviews of financial statements.

II.    Membership

The Committee shall consist of no fewer than three members of the Board. Each Committee member shall be financially literate as determined by the Board in its business judgment or must become financially literate within a reasonable period of time after his or her appointment to the Committee. Members of the Committee are not required to be engaged in the accounting and auditing profession and, consequently, some members may not be expert in financial matters, or in matters involving auditing or accounting. However, at least one member of the Committee shall have accounting or related financial management expertise as determined by the Board in its business judgment. In addition, either at least one member of the Committee shall be an “audit committee financial expert” within the definition adopted by the SEC or the Company shall disclose in its periodic reports required pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) the reasons why at least one member of the Committee is not an “audit committee financial expert.”

Each Committee member shall satisfy the independence requirements of the New York Stock Exchange and Exchange Act Rule 10A-3(b)(1). No Committee member may simultaneously serve on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such member to effectively serve on the Committee and such determination is disclosed in the Company’s annual proxy statement.

The members of the Committee, including the Chair of the Committee, shall be appointed by the Board on the recommendation of the Nominating/Corporate Governance Committee. Committee members may be removed from the Committee, with or without cause, by the Board.

III.	Meetings and Procedures

The Chair (or in his or her absence, a member designated by the Chair) shall preside at each meeting of the Committee and set the agendas for Committee meetings. The Committee shall have the authority to establish its own rules and procedures for notice and conduct of its meetings so long as they are not inconsistent with any provisions of the Company’s bylaws that are applicable to the Committee.

The Committee shall meet at least once during each fiscal quarter and more frequently as the Committee deems desirable. The Committee shall meet separately, periodically, with management, with the internal auditor (or with other personnel responsible for the internal audit function) and with the independent auditor.

All directors that are not members of the Committee may attend and observe meetings of the Committee unless precluded for reasons of legal conflict, but shall not participate in any discussion or deliberation unless invited to do so by the Committee, and in any event shall not be entitled to vote. The Committee may, at its discretion, include in its meetings members of the Company’s management, representatives of the independent auditor, the internal auditor, any other financial personnel employed or retained by the Company or any other persons whose presence the Committee believes to be necessary or appropriate. Notwithstanding the foregoing, the Committee may also exclude from its meetings, any persons, other than directors, it deems appropriate.

The Committee may retain any independent counsel, experts or advisors (accounting, financial or otherwise) that the Committee believes to be necessary or appropriate. The Committee may also utilize the services of the Company’s regular legal counsel or other advisors to the Company. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report or performing other audit, review or attest services, for payment of compensation to any advisors employed by the Committee and for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

The Committee may conduct or authorize investigations into any matters within the scope of the powers and responsibilities delegated to the Committee.

IV.    Powers and Responsibilities

Interaction with the Independent Auditor

1.    Appointment and Oversight.  The Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor (including resolution of any disagreements between Company management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company, and the independent auditor shall report directly to the Committee.

2.    Pre-Approval of Services.  Before the independent auditor is engaged by the Company or its subsidiaries to render audit or non-audit services, the Committee shall pre-approve the engagement. Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Committee regarding the Company’s engagement of the independent auditor, provided the policies and procedures are detailed as to the particular service, the Committee is informed of each service provided and such policies and procedures do not include delegation of the Committee’s responsibilities under the Exchange Act to the Company’s management. The Committee may delegate to one or more designated members of the Committee the authority to grant pre-approvals, provided such approvals are presented to the Committee at a subsequent meeting. If the Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Committee must be informed of each non-audit service provided by the independent auditor. Committee pre-approval of non-audit services (other than review and attest services) also will not be required if such services fall within available exceptions established by the SEC.

3.    Independence of Independent Auditor.  The Committee shall, at least annually, review the independence and quality control procedures of the independent auditor and the experience and qualifications of the independent auditor’s senior personnel that are providing audit services to the Company. In conducting its review:

(i) The Committee shall obtain and review a report prepared by the independent auditor describing (a) the auditing firm’s internal quality-control procedures and (b) any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditing firm, and any steps taken to deal with any such issues.

(ii) The Committee shall discuss with the independent auditor its independence from the Company, and obtain and review a written statement prepared by the independent auditor describing all relationships between the independent auditor and the Company, consistent with Independence Standards Board Standard 1 (as may be modified or supplemented), and consider the impact that any relationships or services may have on the objectivity and independence of the independent auditor.

(iii) The Committee shall confirm with the independent auditor that the independent auditor is in compliance with the partner rotation requirements established by the SEC.

(iv) The Committee shall consider whether the Company should adopt a rotation of the annual audit among independent auditing firms.

(v) The Committee shall, if applicable, consider whether the independent auditor’s provision of any permitted information technology services or other non-audit services to the Company is compatible with maintaining the independence of the independent auditor.

Annual Financial Statements and Annual Audit

4.    Meetings with Management, the Independent Auditor and the Internal Auditor.

(i) The Committee shall meet with management, the independent auditor and the internal auditor in connection with each annual audit to discuss the scope of the audit, the procedures to be followed and the staffing of the audit.

(ii) The Committee shall review and discuss with management and the independent auditor: (A) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (B) any analyses prepared by management or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including analyses of the effects of alternative GAAP methods on the Company’s financial statements; and (C) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements.

(iii) The Committee shall review and discuss the annual audited financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

5.    Separate Meetings with the Independent Auditor.

(i) The Committee shall review with the independent auditor any problems or difficulties the independent auditor may have encountered during the course of the audit work, including any restrictions on the scope of activities or access to required information or any significant disagreements with management and management’s responses to such matters. Among the items that the Committee should consider reviewing with the Independent Auditor are: (A) any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise); (B) any communications between the audit team and the independent auditor’s national office respecting auditing or accounting issues presented by the engagement; and (C) any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditor to the Company. The Committee shall obtain from the independent auditor assurances that Section 10A(b) of the Exchange Act has not been implicated.

(ii) The Committee shall discuss with the independent auditor the report that such auditor is required to make to the Committee regarding: (A) all accounting policies and practices to be used that the independent auditor identifies as critical; (B) all alternative treatments within GAAP for policies and practices related to material items that have been discussed among management and the independent auditor, including the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and (C) all other material written communications between the independent auditor and management of the Company, such as any management letter, management representation letter, reports on observations and recommendations on internal controls, independent auditor’s engagement letter, independent auditor’s independence letter, schedule of unadjusted audit differences and a listing of adjustments and reclassifications not recorded, if any.

(iii) The Committee shall discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as then in effect.

6.    Recommendation to Include Financial Statements in Annual Report.  The Committee shall, based on the review and discussions in paragraphs 4(iii) and 5(iii) above, and based on the disclosures received from the independent auditor regarding its independence and discussions with the auditor regarding such independence pursuant to subparagraph 3(ii) above, determine whether to recommend to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year subject to the audit.

Quarterly Financial Statements

7.    Meetings with Management, the Independent Auditor and the Internal Auditor.  The Committee shall review and discuss the quarterly financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Internal Audit

8.    Appointment.  The Committee shall review the appointment and replacement of the internal auditor.

9.    Separate Meetings with the Internal Auditor.  The Committee shall meet periodically with the Company’s internal auditor to discuss the responsibilities, budget and staffing of the Company’s internal audit function and any issues that the internal auditor believes warrant audit committee attention. The Committee shall discuss with the internal auditor any significant reports to management prepared by the internal auditor and any responses from management.

Other Powers and Responsibilities

10.    The Committee shall discuss with management and the independent auditor the Company’s earnings press releases (with particular focus on any “non-GAAP financial measures” (as defined by SEC rules) and any other “pro forma” or “adjusted” non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies. The Committee’s discussion in this regard may be general in nature (i.e., discussion of the types of information to be disclosed and the type of presentation to be made) and need not take place in advance of each earnings release or each instance in which the Company may provide earnings guidance.

11.    The Committee shall discuss with management and the independent auditor any related-party transactions brought to the Committee’s attention which could reasonably be expected to have a material impact on the Company’s financial statements.

12.    The Committee shall discuss with management and the independent auditor any correspondence from or with regulators or governmental agencies, any employee complaints or any published reports that raise material issues regarding the Company’s financial statements, financial reporting process, accounting policies or internal audit function.

13.    The Committee shall discuss with the Company’s General Counsel or outside counsel any legal matters brought to the Committee’s attention that could reasonably be expected to have a material impact on the Company’s financial statements.

14.    The Committee shall request assurances from management, the independent auditor and the Company’s internal auditors that the Company’s foreign subsidiaries and foreign affiliated entities, if any, are in conformity with applicable legal requirements, including disclosure of affiliated party transactions.

15.    The Committee shall discuss with management the Company’s policies with respect to risk assessment and risk management. The Committee shall discuss with management the Company’s significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures.

16.    The Committee shall set clear hiring policies for employees or former employees of the Company’s independent auditor.

17.    The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters. The Committee shall also establish procedures for the confidential and anonymous submission by employees regarding questionable accounting or auditing matters.

18.    The Committee shall prepare a report of the Committee as required by the SEC to be included in the Company’s annual proxy statements.

19.    The Committee, through its Chair, shall report regularly to, and review with, the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditor, the performance of the Company’s internal audit function or any other matter the Committee determines is necessary or advisable to report to the Board.

20.    The Committee shall at least annually perform an evaluation of the performance of the Committee and its members, including a review of the Committee’s compliance with this Charter.

21.    The Committee shall at least annually review and reassess this Charter and submit any recommended changes to the Board for its consideration.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Infonet Services Corporation, a Delaware corporation, hereby appoints José A. Collazo and Paul A. Galleberg, and each or either of them as proxies, with full power of substitution or resubstitution, to represent the undersigned and to vote all shares of common stock of Infonet Services Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Infonet Services Corporation to be held on September 14, 2004 and any and all adjournments thereof in the manner specified.

IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY AND THAT YOUR SHARES BE REPRESENTED. STOCKHOLDERS ARE URGED TO IMMEDIATELY MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

é  FOLD AND DETACH HERE  é

You can now access your Infonet Services Corporation account online.

Access your Infonet Services Corporation stockholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for Infonet Services Corporation, now makes it easy and convenient to get current information on your stockholder account.

•	View account status	•	View payment history for dividends

•	View certificate history	•	Make address changes

•	View book-entry information	•	Obtain a duplicate 1099 tax form

		•	Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

This service is provided by Mellon Investor Services LLC, not Infonet Services Corporation

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, “FOR” THE BOARD NOMINEES LISTED IN PROPOSAL 1.	Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

The Board of Directors recommends a vote FOR the nominees listed below.

Proposal 1: Election of Directors:

COMMON SHARE NOMINEES:

    01 José A. Collazo,

    02 John Allerton,

    03 Bruce A. Beda,

    04 Eric M. de Jong,

    05 Per-Eric Fylking,

    06 Peter G. Hanelt,

    07 Yuzo Mori,

    08 Hanspeter Quadri,

    09 Jose Manuel Santero

CLASS B COMMON SHARE NOMINEES:

    10 Timothy P. Hartman,

    11 Matthew J. O’Rourke

FOR all nominees listed at the left ☐	WITHHOLD AUTHORITY* to vote for all nominees stricken from the list ☐

Should any other matters requiring the vote of the Stockholders properly come before the meeting or any adjournment or postponement thereof, the named proxies are authorized to vote the same in accordance with their best judgment in the interest of Infonet. The Board of Directors is not aware of any matter which is to be presented for action at the meeting other than matters set forth herein.

Consenting to receive all future annual meeting materials and shareholder communications electronically is simple and fast! Enroll today at www.melloninvestor.com/ISD for secure online access to your proxy materials, statements, tax documents and other important shareholder correspondence.

*INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name above.

(PLEASE SIGN, DATE AND RETURN THIS PROXY

IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.)

Signature	Signature	Date

Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee, or other representative please give full title. If more than one trustee, all should sign. All joint owners should sign. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

é  FOLD AND DETACH HERE  é

You may contact our transfer agent as follows:

Mellon Investor Services LLC

PO Box 3315

South Hackensack, New Jersey 07606

In the U.S. dial: 1-800-356-2017

Outside the U.S. dial: 201-329-8660

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website address: www.melloninvestor.com